Exhibit 16.1

February 23, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Attitude Drinks, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated February 23, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Lazar Levine & Felix LLP